                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                CURRENT REPORT
                                      on
                                   FORM 8-K

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 31, 1995


                      NATIONAL MEDICAL ENTERPRISES, INC.
- --------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                    NEVADA
- --------------------------------------------------------------------------------
                (State or other jurisdiction of incorporation)


          1-7293                                    95-2557091
- --------------------------------------------------------------------------------
  (Commission File Number)                 (IRS Employer Identification No.)


2700 Colorado Avenue, Santa Monica, CA                    90404
- --------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)


                                (310) 998-8000
- --------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)


- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5:  OTHER EVENTS

  On October 10, 1994, National Medical Enterprises, Inc.("NME" or the "Company"), AMH Acquisition Co., a Delaware corporation and a newly formed, wholly owned subsidiary of NME ("Merger Sub"), and American Medical Holdings, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into AMH and AMH will become a wholly owned subsidiary of NME. At the time the Merger becomes effective (the "Effective Time"), each outstanding share of common stock, par value $0.01 per share, of AMH (the "AMH Common Stock"), other than shares held by AMH stockholders who have elected appraisal rights and shares held by NME and its subsidiaries, will be converted into the right to receive (i) 0.42 of a share of common stock, par value $0.075 per share, of NME (the "NME Common Stock") and (ii) $19.00 in cash ($19.25 in cash if the Merger is consummated after March 31, 1995) (collectively, the "Merger Consideration").

  To provide holders of AMH Common Stock with certain supplemental information about NME after giving effect to the Divestitures (as defined herein), set forth herein is certain unaudited adjusted operating information of NME for each of the last three fiscal years and for the six months ended November 30, 1993 and 1994, together with a summary discussion of such adjusted operating results for each of such periods. NME is including this information to supplement the historical financial information publicly available because it believes that holders of AMH Common Stock may find such information useful in evaluating NME's historical results of operations. The adjusted results of operations of NME have been derived from the historical financial information of NME as adjusted to give effect to each of the Divestitures as if they had occurred at the beginning of each of the periods presented, and to the elimination of restructuring charges recorded by NME of $77.0 million, $51.6 million and $17.9 million in fiscal 1994, fiscal 1993 and fiscal 1992, respectively. The adjusted results of operations do not purport to present the results of operations of NME had the Divestitures occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. All of the following information is qualified in its entirety by, and should be read in conjunction with (i) NME's Annual Report on Form 10-K for the fiscal year ended May 31, 1994 (the "NME 10-K"), (ii) NME's Form 10K/A filed with the Commission on January 18, 1995 which amends the aforesaid Annual Report on Form 10-K, (iii) NME's Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 1994 and November 30, 1994 and (iv) the portions of NME's 1994 Annual Report to Shareholders for the fiscal year ended May 31, 1994 that have been incorporated by reference into the NME 10-K.

        SUPPLEMENTAL DISCUSSION OF ADJUSTED RESULTS OF OPERATIONS OF NME

GENERAL

  During and subsequent to the last three fiscal years, NME completed a number of dispositions. These dispositions included: (i) the August 1994 sale of approximately 75% of the common stock of Total Renal Care, Inc. ("TRC"); (ii) the March 1994 sale of one inpatient rehabilitation hospital and the January 1994 sale of 28 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics; (iii) the February 1994 sale of four long-term care facilities, the September 1993 sale of 19 long-term care facilities, the fiscal 1993 sales of 62 long-term care facilities and the fiscal 1992 sales of 20 long-term care facilities to The Hillhaven Corporation ("Hillhaven") (all of which properties previously had been leased to Hillhaven); and (iv) the April 1993 public offering of common stock by Westminster Healthcare Holdings, PLC ("Westminster"), which reduced NME's interest in Westminster from approximately 90% to approximately 42% (collectively, the "Divestitures").

  For purposes of the presentation set forth below, the Company's adjusted net operating revenues have been divided into three components. Adjusted net operating revenues from the Company's domestic general hospitals include only the revenues of the Company's domestic general hospitals. Net operating revenues from other domestic operations include the revenues principally of the following: (i) six rehabilitation hospitals and seven long-term care facilities located on the same campus as, or nearby, the Company's general hospitals; (ii) certain healthcare joint ventures operated by the Company; (iii) various subsidiaries of the Company (collectively, "National Health Plans") that offer health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and indemnity products in California; and (iv) revenues earned by the Company in consideration of the guarantee of certain indebtedness and leases of Hillhaven and of other third parties. Net operating revenues from the Company's international operations include the revenues of the Company's operations in Singapore, Australia and Spain but exclude the results of Westminster and NME's interests in Malaysia, which are accounted for using the equity method. The operating expenses attributable to the assets and businesses disposed of include an allocation of corporate overhead, and such allocated expenses have been excluded from the adjusted presentation set forth below.

                UNAUDITED ADJUSTED RESULTS OF OPERATIONS OF NME

                                                                    SIX
                                                               MONTHS ENDED
                                  YEARS ENDED MAY 31,          NOVEMBER 30,
                               ----------------------------  ------------------
                                 1992      1993      1994      1993      1994
                               --------  --------  --------  --------  --------
                                          (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net operating revenues:
 Domestic general hospitals..  $1,963.2  $2,112.9  $2,133.3  $1,036.3  $1,042.4
 Other domestic operations...     228.1     271.9     275.3     129.0     138.2
 International operations....      91.6     162.4     175.4      86.4     104.4
                               --------  --------  --------  --------  --------
Net operating revenues.......  $2,282.9  $2,547.2  $2,584.0  $1,251.7  $1,285.0
Operating expenses:
 Salaries and benefits.......     998.4   1,116.0   1,117.4     556.6     550.3
 Supplies....................     290.8     321.8     324.6     155.4     159.1
 Provision for doubtful
  accounts...................     107.0     105.4     101.8      52.9      46.4
 Other operating expenses....     500.9     565.4     552.7     268.3     287.9
 Depreciation................      97.5     117.1     130.8      65.7      66.8
 Amortization................      12.6      14.0      15.8       7.5       7.5
                               --------  --------  --------  --------  --------
Operating income.............  $  275.7  $  307.5  $  340.9  $  145.3  $  167.0
                               ========  ========  ========  ========  ========
OTHER OPERATING INFORMATION:
EBITDA (1)...................  $  385.8  $  438.6  $  487.5  $  218.5  $  241.3
Capital expenditures.........     260.6     214.7     165.5      47.0      57.9
                                                                    SIX
                                                               MONTHS ENDED
                                  YEARS ENDED MAY 31,          NOVEMBER 30,
                               ----------------------------  ------------------
                                 1992      1993      1994      1993      1994
                               --------  --------  --------  --------  --------
                                  (PERCENTAGE OF NET OPERATING REVENUES)
STATEMENT OF OPERATIONS DATA:
Net operating revenues:
 Domestic general hospitals..      86.0%     82.9%     82.6%     82.8%     81.1%
 Other domestic operations...      10.0      10.7      10.6      10.3      10.8
 International operations....       4.0       6.4       6.8       6.9       8.1
                               --------  --------  --------  --------  --------
Net operating revenues ......     100.0     100.0     100.0     100.0     100.0
                               --------  --------  --------  --------  --------
Operating expenses:
 Salaries and benefits.......      43.7      43.8      43.2      44.5      42.8
 Supplies....................      12.7      12.6      12.6      12.4      12.4
 Provision for doubtful
  accounts...................       4.7       4.1       3.9       4.2       3.6
 Other operating expenses....      21.9      22.2      21.4      21.4      22.4
 Depreciation................       4.3       4.6       5.1       5.2       5.2
 Amortization................       0.6       0.6       0.6       0.6       0.6
                               --------  --------  --------  --------  --------
Operating income.............      12.1%     12.1%     13.2%     11.6%     13.0%
                               ========  ========  ========  ========  ========
OTHER OPERATING INFORMATION:
EBITDA margin................      16.9%     17.2%     18.9%     17.5%     18.8%

- -------------------

(1) EBITDA represents operating income before depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of NME and AMH and the related Notes thereto included in this Prospectus. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the ability to service debt.

  The patient volumes and adjusted net operating revenues of the Company's domestic general hospitals are subject to seasonal variations caused by a number of factors, including but not necessarily limited to, seasonal cycles of illness, climate and weather conditions, vacation patterns of both hospital patients and admitting physicians and other factors relating to the timing of elective hospital procedures. Generally, the patient volumes and adjusted net operating revenues experienced by the Company's domestic general hospitals are lowest in the first fiscal quarter ended August 31, and increase through the fourth fiscal quarter ended May 31.

  The table below sets forth certain selected operating statistics for the Company's domestic general hospitals. Included in these statistics are the operations of one hospital that was sold in June 1993 and two hospitals that were sold in July 1994. The operations of Doctors Hospital of Jefferson, which was acquired in March 1994, have been excluded from the fiscal 1994 adjusted results presented below.

                                                                SIX MONTHS
                                                                   ENDED
                                  YEARS ENDED MAY 31,          NOVEMBER 30,
                             -------------------------------  ----------------
                               1992       1993       1994      1993     1994
                             ---------  ---------  ---------  -------  -------
                             (DOLLARS IN MILLIONS, EXCEPT PER PATIENT DAY)
DOMESTIC GENERAL HOSPITAL
 OPERATING DATA:
Number of hospitals (at end
 of period)................         35         35         34       34       33
Licensed beds (at end of
 period) (1)...............      6,559      6,818      6,735    6,749    6,622
Net inpatient revenues.....  $ 1,445.3  $ 1,529.5  $ 1,564.3  $ 751.3  $ 740.2
Net outpatient revenues....  $   464.6  $   534.7  $   555.0  $ 273.1  $ 282.5
Admissions.................    208,307    210,669    207,351  101,111   97,741
Equivalent admissions (2)..    267,083    274,216    270,332  132,845  129,662
Average length of stay (3).       5.82       5.64       5.55     5.48     5.48
Patient days...............  1,211,857  1,187,181  1,151,188  553,691  535,480
Equivalent patient days
 (4).......................  1,545,799  1,537,913  1,489,621  721,634  704,624
Net inpatient revenues per
 patient day...............  $   1,193  $   1,288  $   1,359  $ 1,357  $ 1,382
Utilization of licensed
 beds (5)..................       50.5%      47.8%      46.8%    44.9%    43.7%
Outpatient visits..........  1,376,118  1,473,294  1,468,972  723,624  746,750

- ---------------------
(1) Aggregate number of beds at the end of the period operated under approval from the appropriate state licensing agency.
(2) Equivalent admissions represents actual admissions adjusted to include outpatient and emergency room services by multiplying actual admissions by the sum of gross inpatient revenues and gross outpatient revenues and dividing the result by gross inpatient revenues.
(3) Represents total patient days divided by total admissions.
(4) Equivalent patient days represents actual patient days adjusted to include outpatient and emergency room services by multiplying actual patient days by the sum of gross inpatient revenues and gross outpatient revenues and dividing the result by gross inpatient revenues.
(5) Represents average daily census for the period divided by the average number of licensed beds during the period.

SIX MONTHS ENDED NOVEMBER 30, 1993 AND 1994

  Adjusted net operating revenues increased 2.7% to $1,285.0 million for the six months ended November 30, 1994, compared to $1,251.7 million for the prior year period, representing an increase of $33.3 million. Domestic general hospitals, other domestic operations and international operations all recorded increases in adjusted net operating revenues compared to the prior year period, as described below.

Domestic General Hospitals

  Adjusted net operating revenues from the Company's domestic general hospital operations increased 0.6% to $1,042.4 million for the six months ended November 30, 1994, compared to $1,036.3 million for the prior year period, representing an increase of $6.1 million. On a same store basis, adjusted net operating revenues for the Company's domestic general hospitals increased 0.8% to $1,016.1 million for the six months ended November 30, 1994, compared to $1,007.6 million in the prior year period. Same store operating results represent the combined results of the 32 general hospitals operated by the Company throughout both the six months ended November 30, 1994 and the prior year period.

  Adjusted net operating revenues for the Company's domestic general hospitals have remained relatively unchanged as less intensive services continue to shift from an inpatient to an outpatient basis or to alternative healthcare delivery services because of technological improvements and continued increases in cost containment pressures by payors. In addition, management believes that patient volumes, cash flows and operating results at the Company's domestic general hospitals have been adversely affected by certain legal proceedings and investigations. Management believes that these legal proceedings adversely affected the Company's ability to pursue its business strategy, particularly during fiscal 1994. The most significant of these legal proceedings and investigations now have been resolved.

  On a same store basis, admissions and net inpatient revenues decreased 2.0% and 0.9%, respectively, for the six months ended November 30, 1994, compared to the prior year period. The shift from less intensive inpatient services to outpatient and other treatment has reduced inpatient admissions, but has resulted in increases in inpatient acuity and intensity of services and consequently higher inpatient revenues per patient day. The increase in revenues per patient day was mitigated by increases in allowances and discounts as payors have increased cost controls and managed care utilization has increased. On a same store basis, outpatient visits and net outpatient revenues increased 4.6% and 2.8%, respectively, for the six months ended November 30, 1994, compared to the prior year period. This increase in outpatient visits and net outpatient revenues primarily is due to the shift from an inpatient to an outpatient basis for the delivery of healthcare services.

Other Domestic Operations

  Adjusted net operating revenues from the Company's other domestic operations increased 7.1% to $138.2 million for the six months ended November 30, 1994, compared to $129.0 million for the prior year period, representing an increase of $9.2 million. This increase primarily reflects continued growth of National Health Plans, the Company's HMO and insurance subsidiary, to approximately 43,000 members at November 30, 1994, compared to approximately 36,000 members at the end of the prior year period.

International Operations

  Adjusted net operating revenues from the Company's international operations increased 20.8% to $104.4 million for the six months ended November 30, 1994, compared to $86.4 million for the prior year period, representing an increase of $18.0 million. This increase is principally attributable to a 21.0% increase in net operating revenues of Australian Medical Enterprises, Ltd. ("AME"), and a 9.8% increase in the net operating revenues of the Company's two hospitals in Singapore. In addition, Centro Medico Teknon in Barcelona, Spain was opened in February 1994 and became a wholly owned subsidiary in June 1994, when NME acquired its partner's 50% interest.

Operating Expenses

  Adjusted salaries and benefits expense decreased $6.3 million to 42.8% of adjusted net operating revenues in the six months ended November 30, 1994, compared to 44.5% for the prior year period. This improvement is primarily attributable to a reduction in corporate and division staffing levels. Adjusted supplies expense remained the same at 12.4% of adjusted net operating revenues in the six months ended November 30, 1994 and 1993. The adjusted provision for doubtful accounts decreased $6.5 million to 3.6% of adjusted net operating revenues for the six months ended November 30, 1994, compared to 4.2% for the prior year period. Adjusted other operating expenses increased $19.6 million, to 22.4% of adjusted net operating revenues in the six months ended November 30, 1994, as compared to 21.4% in the prior year period. This increase principally was due to increased rent and lease expense resulting from the March 31, 1994 acquisition of Doctors Hospital of Jefferson.

Adjusted EBITDA and Operating Income

  Adjusted EBITDA increased 10.4% to $241.3 million for the six months ended November 30, 1994, compared to $218.5 million for the prior year period, representing an increase of $22.8 million. As a percentage of adjusted net operating revenues, adjusted EBITDA increased 1.3 percentage points to 18.8% for the six months ended November 30, 1994, compared to 17.5% for the prior year period.

  Adjusted depreciation and amortization expense increased 1.5% to $74.3 million for the six months ended November 30, 1994, compared to $73.2 million for the prior year period.

  Adjusted operating income increased 14.9% to $167.0 million for the six months ended November 30, 1994, compared to $145.3 million for the prior year period, representing an increase of $21.7 million. The adjusted operating profit margin increased to 13.0% for the six months ended November 30, 1994, compared to 11.6% for the prior year period.

FISCAL YEARS ENDED MAY 31, 1992, 1993 AND 1994

  Adjusted net operating revenues increased 1.4% to $2,584.0 million in fiscal 1994, from $2,547.2 million in fiscal 1993. In fiscal 1993, adjusted net operating revenues increased 11.6%, compared to $2,282.9 million in fiscal 1992. Domestic general hospitals, other domestic operations and international operations all recorded increases in adjusted net operating revenues in each of such fiscal years.

 Domestic General Hospitals

  Adjusted net operating revenues for the Company's domestic general hospitals increased 1.0% to $2,133.3 million in fiscal 1994 compared to $2,112.9 million in fiscal 1993. In fiscal 1993, adjusted net operating revenues for the Company's domestic general hospitals increased 7.6%, from $1,963.2 million in fiscal 1992. Adjusted net operating revenues for the Company's domestic general hospitals were impacted in both fiscal periods by the general trends discussed above. In addition, management believes that the fiscal 1994 results were adversely affected by certain legal proceedings and investigations. On a same store basis, adjusted net operating revenues for the Company's general hospitals increased 1.7% to $2,123.5 million in fiscal 1994, compared to $2,088.9 million in fiscal 1993. Same store adjusted net operating revenues represent the combined results of the 34 general hospitals operated by the Company throughout the last three fiscal years. Adjusted net operating revenues for the Company's general hospitals increased 7.6% on a same store basis in fiscal 1993, compared to $1,940.3 million in fiscal 1992. Same store adjusted net operating revenues represent the combined results of the 34 domestic general hospitals operated by the Company throughout the last three fiscal years.

  On a same store basis, admissions and net inpatient revenues for the Company's general hospitals decreased 0.6% and increased 3.1%, respectively, in fiscal 1994 compared to fiscal 1993. Admissions and net inpatient revenues for the Company's general hospitals increased 1.3% and 6.4%, respectively, on a same store basis in fiscal 1993, compared to fiscal 1992. On a same store basis, outpatient visits and net outpatient revenues for the Company's general hospitals increased 1.1% and 6.8%, respectively, in fiscal 1994 compared to fiscal 1993. Outpatient visits and net outpatient revenues for the Company's general hospitals increased 7.1% and 15.5%, respectively, on a same store basis in fiscal 1993 compared to fiscal 1992. This increase was due principally to the addition by one hospital of an off-campus specialty outpatient facility in fiscal 1993.


 Other Domestic Operations

  Adjusted net operating revenues from other domestic operations increased 1.3% to $275.3 million in fiscal 1994, compared to $271.9 million in fiscal 1993, representing an increase of $3.4 million. In fiscal 1993, adjusted net operating revenue from other domestic operations increased 19.2%, compared to $228.1 million in fiscal 1992. This increase primarily reflects continued growth of National Health Plans, partially offset by a decline in joint venture revenues. At the end of fiscal 1994, National Health Plans' HMO managed the care needs of over 40,000 members, compared to approximately 35,000 members at the end of fiscal 1993 and approximately 32,000 members at the end of fiscal 1992. The Company has been analyzing the ownership structure of its joint ventures in light of the changing regulatory environment applicable to its joint ventures. As a result, the Company has determined to redeem or repurchase certain of the limited partnership interests of its physician partners.

 International Operations

  Adjusted net operating revenues from the Company's international operations increased 8.0% to $175.4 million in fiscal 1994, compared to $162.4 million in fiscal 1993, representing an increase of $13.0 million. This increase in fiscal 1994 was attributable principally to a 13.1% increase in net operating revenues at the Company's two hospitals in Singapore. In fiscal 1993, adjusted net operating revenues from the international operations increased 77.3% to $162.4 million, compared to $91.6 million in fiscal 1992, representing an increase of $70.8 million. The increase in fiscal 1993 was attributable principally to the acquisition of a majority interest in AME in March 1992, which accounted for $57.4 million of the increase, and a 19.7% increase in net operating revenues at the Company's two hospitals in Singapore.

 Operating Expenses

  Adjusted salaries and benefits expense, adjusted supplies expense, and adjusted other operating expenses remained relatively stable as a percentage of adjusted net operating revenues in fiscal 1994 as compared to fiscal 1993 and to fiscal 1992. As a percentage of adjusted net operating revenues, the adjusted provision for doubtful accounts decreased to 3.9% in fiscal 1994 from 4.1% and 4.7% in fiscal 1993 and fiscal 1992, respectively. The reduction in the provision for doubtful accounts over this period resulted principally from the reduced percentage of patient revenues from private payors, continued improvement of follow-up collection systems by NME's wholly owned debt collection business, Syndicated Office Systems, Inc., investment in an electronic claims processing network and from the continued consolidation of hospital business office functions.

Adjusted EBITDA and Operating Income

  Adjusted EBITDA increased 11.1% to $487.5 million in fiscal 1994 compared to $438.6 million in fiscal 1993. In fiscal 1993, adjusted EBITDA increased 13.7% compared to $385.8 million in fiscal 1992. As a percentage of adjusted net operating revenue, adjusted EBITDA increased to 18.9% in fiscal 1994, compared to 17.2% and 16.9% in fiscal 1993 and fiscal 1992, respectively.

  Adjusted depreciation expense increased to 5.1% of adjusted net operating revenues in fiscal 1994 from 4.6% and 4.3% in fiscal 1993 and 1992, respectively, principally as a result of the substantial continuing investment in the general hospitals operated by the Company.

  Adjusted operating income increased 10.9% to $340.9 million in fiscal 1994 compared to $307.5 million in fiscal 1993. In fiscal 1993, adjusted operating income increased 11.5% from $275.7 million in fiscal 1992. As a percentage of adjusted net operating revenue, adjusted operating income increased to 13.2% in fiscal 1994, compared to 12.1% in each of fiscal 1993 and fiscal 1992.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             NATIONAL MEDICAL ENTERPRISES, INC.

                                             /s/ SCOTT M. BROWN
                                             ----------------------------------
                                             Scott M. Brown
                                             Senior Vice President
                                             and General Counsel